                                                                   EXHIBIT 10.21

*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                              COPROMOTION AGREEMENT


               This COPROMOTION AGREEMENT is made as of the Effective Date (defined below), by and between WOMEN FIRST HEALTHCARE, INC., a Delaware corporation, having a place of business at 12220 El Camino Real, Suite 400 San Diego, California 92130 ("WFHC"), and ESSENTIA PHARMACEUTICALS B.V., a corporation of the Netherlands, maintaining its principal business offices at 16690 Swingley Ridge Road, Suite 100, P.O. Box 679, Chesterfield, MO 63006-0679 ("Essentia").


                               W I T N E S S E T H

               WHEREAS, WFHC markets and distributes oral estrogen tablets under the trademark "ORTHO-EST(R)" and estradiol transdermal systems under the trademark "Esclim(TM)," both of which have been approved by the U.S. Food and Drug Administration ("FDA") as hormonal replacement therapy products (as more fully specified in the labeling for the product); and

               WHEREAS, Essentia is engaged in the business of marketing pharmaceutical products to physicians; and

               WHEREAS, WFHC wishes to expand the promotion of ORTHO-EST(R) oral estrogen tablets and Esclim(TM) transdermal estrogen patches to certain family practitioners and general practitioners who are "Covered Physicians," as defined below, and Essentia desires to have the right to copromote such products to such physicians, upon the terms specified herein.

               NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS.

               For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

               "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it/he/she owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if it/he/she directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

               "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party hereto.

               "Agreement Quarter" means each three-month period commencing on the first day of January, April, July or October, as the case may be, during the Copromotion Term. The first Agreement Quarter shall commence on April 6, 2001 and end on June 30, 2001.

               "Agreement Year" means each 12-month period commencing on April 1 and each anniversary thereof during the Copromotion Term.

               "Average Selling Price Per Esclim(TM) Prescription" has the meaning set forth in Section 11(b) hereof.

               "Average Selling Price Per ORTHO-EST(R) Prescription" has the meaning set forth in Section 11(c) hereof.

               "Baseline Agreement Year Esclim(TM) Prescriptions" and "Baseline Quarterly Esclim(TM) Prescriptions" have the meanings set forth in Section 11(b) hereof.

               "Baseline Agreement Year ORTHO-EST(R) Prescriptions" and "Baseline Quarterly ORTHO-EST(R) Prescriptions" have the meanings set forth in
Section 11(c) hereof.

               "Baseline Annual Esclim(TM) Sales Attributable to Covered Physicians" has the meaning set forth in Section 11(b) hereof.

               "Baseline Annual ORTHO-EST(R) Sales Attributable to Covered Physicians" has the meaning set forth in Section 11(c) hereof.

               "Call Plan" has the meaning set forth in Section 5(d) hereof.

               "Confidential or Proprietary Information" has the meaning set forth in Section 15 hereof.

               "Copromotion Term" has the meaning specified in Section 13(a) hereof.

               "Costs" has the meaning specified in Section 6(d) hereof.

               "Covered Physician" means any of the family practitioners/general practitioners listed on Exhibit A hereto.

               "Covered Physician Esclim(TM) Prescriptions" has the meaning set forth in Section 11(b) hereof.

               "Covered Physician ORTHO-EST(R) Prescriptions" has the meaning set forth in Section 11(c) hereof.

               "Detail" or "Details" and "Detailing" means, with respect to the Products, the activity undertaken by a sales representative during a face-to-face sales call on physicians or other health care professionals with prescribing authority to provide information on the use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Products, in a fair and balanced manner consistent with the requirements of the Food,

Drug and Cosmetic Act, including, but not limited to, the regulations of 21 CFR Part 202, and using, as necessary or desirable, labeling or promotional materials, in an effort to increase physician prescribing preferences of the Products.

               "Effective Date" of this Agreement means April 6, 2001.

               "Esclim(TM) Product" means all product presentations (including all dosage strengths) of Esclim(TM) estradiol transdermal systems currently approved by FDA, and any new dosages or indications or uses (including all dosage strengths) of same that are approved by FDA during the term of this Agreement.

                "Esclim(TM) Trademark" means the trademark Esclim(TM) and any other trademark or trade name (whether registered or unregistered) used on or with the Esclim(TM) Product or in any promotional material related to the Esclim(TM) Product in the Territory during the Copromotion Term.

               "Essentia Funded Activities" has the meaning specified in Section 6(b) hereof.

               "Fournier Agreement" means the Distribution and License Agreement between WFHC and Laboratoires Fournier S.A. dated as of July 19, 1999, as amended.

               "IMS America" means the International Marketing Services Prescription Reporting Service.

               "Initial Training Session" has the meaning in Section 7(a) hereof.

               "License Cost per Esclim(TM) Prescription" has the meaning in
Section 11(b) hereof.

               "Net Esclim(TM) Sales Attributable to Covered Physicians" has the meaning set forth in Section 11(b) hereof.

               "Net ORTHO-EST(R) Sales Attributable to Covered Physicians" has the meaning set forth in Section 11(c) hereof.

               "Net Sales" means for the applicable period the gross amount invoiced for the Esclim(TM) Product or the ORTHO-EST(R) Product, as the case may be, by WFHC or its licensees to Third Parties in the Territory, less the following amounts to the extent deducted on such invoice or absorbed by WFHC:

                    (i) trade, quantity and cash discounts or rebates actually and lawfully allowed and taken and any other similar adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, and damaged goods;

                    (ii) price reductions, credits, rebates, product returns, charge-back and prime vendor rebates, fees, reimbursements or similar payments or adjustments actually granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations;

                    (iii) any sales or use tax, customs duties, excise or other duties or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of the Esclim(TM) Product or the ORTHO-EST(R) Product, as the case may be;

                    (iv) price reductions, credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments or adjustments actually granted or given in connection with sales of the Esclim(TM) Product or the ORTHO-EST(R) Product, as the case may be, to any governmental or regulatory authority in respect to any state or federal Medicare, Medicaid or similar programs; and

                    (v)  bad debts.

               "ORTHO-EST(R) Agreement" means the ORTHO-EST(R) Asset Transfer & Supply Agreement between WFHC and Ortho-McNeil Pharmaceutical, Inc. effective as of September 30, 2000.

               "ORTHO-EST(R) Product" means all product presentations
(including all dosage strengths) of ORTHO-EST(R) tablets currently approved by FDA, and any new tablets or other presentations of ORTHO-EST(R), and any new dosages or indications or uses (including all dosage strengths) of same that are approved by FDA during the term of this Agreement

               "ORTHO-EST(R) Trademark" means the trademark ORTHO-EST(R) and any other trademark or trade name (whether registered or unregistered) used on or with the ORTHO-EST(R) Product or in any promotional material related to the ORTHO-EST(R) Product in the Territory during the Copromotion Term.

               "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

               "Products" means the ORTHO-EST(R) Product and the Esclim(TM) Product.

               "Sales/Marketing Committee" has the meaning specified in Section 5(a) hereof.

               "Serious adverse event" and "Non-serious adverse event" have the meanings set forth in section 9(g) hereof.

               "Territory" means the fifty states of the United States of America.

               "Third Party" means any Person other than (i) WFHC and any of its Affiliates and (ii) Essentia and any of its Affiliates.

               "Trademarks" means the ORTHO-EST(R) Trademark and the Esclim(TM) Trademark.

               "WFHC Funded Activities" has the meaning specified in Section 6(a) hereof.

2.   GRANT OF RIGHTS TO ESSENTIA.

               (a) WFHC hereby engages Essentia to promote the Products during the Copromotion Term on an exclusive basis to Covered Physicians in the Territory, upon the terms and conditions set forth to this Agreement. WFHC reserves all rights not expressly granted hereunder. Notwithstanding the foregoing, WFHC reserves the right to promote the Products or to grant to one or more Third Parties the right to promote the Products within the Territory to physicians and health care providers other than Covered Physicians on terms no more favorable than those granted to Essentia.

               (b) WFHC and Essentia agree to meet periodically, but no less often than once per Agreement Year, to review and to consider in good faith proposed revisions to the list of Covered Physicians. In addition, WFHC agrees that if Essentia increases the number of its sales representatives Detailing the Products to Covered Physicians to more than 50, WFHC will negotiate in good faith an increase in the number of Covered Physicians. If the parties agree upon an increase in the number of Covered Physicians, WFHC and Essentia shall confer and consider in good faith making an equitable adjustments in the Baseline Agreement Year Esclim(TM) Prescriptions, the Baseline Quarterly Esclim(TM) Prescriptions, the Baseline Agreement Year ORTHO-EST(R) Prescriptions and the Baseline Quarterly ORTHO-EST(R) Prescriptions.

               (c) Subject to the terms and conditions of this Agreement, WFHC hereby grants to Essentia the non-exclusive right to use the Trademarks during the Copromotion Term solely in connection with the promotion of the Products to Covered Physicians in the Territory in accordance with this Agreement. Essentia shall comply with the terms of use of the Esclim(TM) Trademark set forth on Exhibit B hereto and with the terms of use of the ORTHO-EST(R) Trademark set forth on Exhibit C hereto.

3.   COPROMOTION BY ESSENTIA.

               (a) Essentia shall use reasonable commercial efforts to diligently promote the Products in the Territory to Covered Physicians in accordance with the terms of this Agreement during the Copromotion Term.

               (b) During the Copromotion Term, Essentia shall deploy a sales force comprised of at least 50 committed sales representatives to Detail the Products to Covered Physicians in the Territory. On each Detail, Essentia agrees to Detail the Esclim(TM) Product and the ORTHO-EST(R) Product together as one product in a position no worse than the second product position during the Detail. In addition, the Products will represent at least 30% of the time spent by Essentia sales representatives during each Detail.

               (c) During the Copromotion Term, Essentia shall cause its sales force to call upon pharmacies as may be reasonably necessary to ensure product "pull through" so that supplies of the Products are available to fill prescriptions written by Covered Physicians.

               (d) Except as provided for in Section 6 of this Agreement and subject to the terms and conditions of this Agreement, Essentia shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and conducting its other activities under this Agreement and shall have sole authority to control its sales force and direct the activities of its sales force. It is understood that the Essentia sales force will not be composed, in any material part, of contract sales personnel or telemarketers hired by Essentia without the prior written consent of WFHC.

               (e) Except as provided in Section 3(c), Essentia shall instruct its sales force not to, and shall use commercially reasonable efforts to ensure that its sales force does not, promote or detail the Products outside the Territory or to any physician, osteopath or health care professional who is not a Covered Physician. Essentia shall provide WFHC, within five (5) working days of transmission, complete copies and/or transcripts of all home office generated (for example, those sent out by Essentia's Sales, Marketing and Sales Training departments) communications (whether written, electronic or visual aids) to a majority of Essentia sales representatives or detail personnel concerning the promotion of the Products. The individual to whom these shall be sent will be designated by WFHC upon execution of this Agreement. All such written, electronic and visual communications provided to a majority of Essentia sales representatives regarding product strategy, positioning or selling messages shall be consistent in all respects with the positioning strategy and selling messages then approved by the Sales/Marketing Committee, shall comply with the product labeling, and shall be in accordance with applicable law.

               (f) WFHC shall retain sole responsibility for contractual and other relationships with managed care organizations, formularies, insurers, and governmental agencies and instrumentalities (including without limitation Medicare, Medicaid, the Veterans Administration, and military entities). If any information derived from such relationships would be pertinent to the development of the Covered Physician market by Essentia hereunder, WFHC will, where legally able to do so, share such pertinent information with Essentia under an obligation of confidentiality.

               (g) During the Copromotion Term and for one year (1) year thereafter, Essentia shall not market, promote or otherwise sell any other estrogen replacement therapy product other than the Products. Without limiting the generality of the foregoing, Essentia shall not develop, manufacture, sell, distribute or promote any transdermal patch containing estradiol as the sole active ingredient. Said one-year post-Copromotion Term restriction shall not apply, however, if (1) WFHC has terminated this Agreement pursuant to Section 13(c)(ii) or 13(c)(iii) or (2) Essentia has terminated this Agreement pursuant to Section 13(b).

4.   RESPONSIBILITIES OF WFHC.

               (a) Except as may be provided for in Section 6 of this Agreement, WFHC shall be solely responsible for the costs and expenses of conducting its activities under this Agreement.

               (b) As between WFHC and Essentia, WFHC shall have the sole authority to determine the price of the Products sold by WFHC, including price increases or decreases and the timing thereof as determined by WFHC.

               (c) As between WFHC and Essentia, WFHC shall have the sole responsibility, at its cost and expense, for manufacturing or acquiring the Products, as the case may be, and shipping, distribution and warehousing of the Products, for the invoicing and billing of purchasers of the Products, for order confirmation (if any) in accordance with WFHC customary practices, and for the collection of receivables resulting from Net Sales. WFHC will book all sales of the Products sold by WFHC and its Affiliates. This Agreement shall not be construed as creating or implying any obligation on WFHC's part to supply Essentia with the Products, other than samples of the Products.

               (d) WFHC shall use commercially reasonable efforts, including maintaining reasonable levels of inventory in light of customary industry practice, to ensure that sufficient stock of the Products will be available in its inventory to fill orders from the trade in accordance with normal industry practices. In the event that there is not sufficient inventory of the Products, and if such insufficient inventory proximately causes sales to Covered Physicians in an Agreement Year to be materially less than they would have been and Essentia is able to demonstrate the same to WFHC's reasonable satisfaction, then WFHC and Essentia shall mutually determine the amount of lost Net Sales, and the Baseline Sales figure in Section 11 hereof relating to the affected Product shall be adjusted, for that Agreement Year only, to reflect such number of lost Net Sales (and the Agreement Quarter targets for such Agreement Year shall also be adjusted to equitably and appropriately reflect such lost Net Sales in the Agreement Quarter(s) in which incurred). Such adjustment shall be Essentia's sole remedy for any lost sales to Covered Physicians caused by inadequate supply of the Products.

               (e) WFHC shall use reasonable efforts consistent with applicable legal requirements to maintain all necessary authorizations with the FDA to market the Products in the Territory, provided that Essentia does not engage in any act or omission inconsistent with such legal requirements.

               (f) If WFHC enters into a co-promotion agreement with a Third Party for the promotion of either of the Products to persons or entities other than Covered Physicians, then WFHC shall furnish Essentia (at Essentia's sole cost and expense) with copies of the promotional materials WFHC makes available to its or such Third Party's sales force (including translations thereof, if available), as the Sales/Marketing Committee may determine appropriate for release to Essentia.

               (g) WFHC reserves the right to assign to a Third Party all of its rights to the Products (including the ANDA relating to the ORTHO-EST(R) Product and the NDA relating to the Esclim(TM) Product) as and upon such terms as WFHC may elect and determine in its sole and absolute discretion.

5.   SALES/MARKETING COMMITTEE.

               (a) A marketing committee will be established promptly by WFHC and Essentia after execution of this Agreement (such committee being referred to herein as the "Sales/Marketing Committee"). Essentia shall be entitled to participate in the activities of the Sales/Marketing Committee related to the development and coordination of the marketing strategy and promotional plans for the Products in the Territory to Covered Physicians, which activities shall include:

                    (i) developing and revising, subject to WFHC's prior written approval before use (with WFHC to use commercially reasonable efforts to review and provide its response within 30 days after receipt of the material), existing and new promotional materials for the Products for in-person promotion to Covered Physicians to the extent that the same relate specifically to the marketing of the Products to Covered Physicians;

                    (ii) developing promotional programs for the Products to Covered Physicians and pharmacies; and

                    (iii) establishing appropriate sampling scheduling for the Products.

               (b) The Sales/Marketing Committee shall be composed of four (4) persons, with Essentia and WFHC each being entitled to designate two (2) individuals. The initial members shall be designated by each party in writing promptly following execution of this Agreement. Each party may change its designated member at any time upon advance written notice to the other party (for WFHC, notice must be sent to its Vice President, Pharmaceuticals Division; for Essentia, notices must be sent to its President and COO) of any substitution of a member. Decisions and recommendations of the Sales/Marketing Committee will be made by vote of Essentia and WFHC, with each party having one vote. In the event of a tie, WFHC's Vice President, Pharmaceuticals Division shall have the deadlock breaking vote. Other than as provided herein, WFHC shall retain ultimate authority with respect to all strategic matters involving or relating to the Products.

               (c) The Sales/Marketing Committee shall meet not less than once in each Agreement Quarter during the Copromotion Term or as otherwise agreed by the parties in writing, at such locations as are designated by each party alternatively. Each party shall bear the costs and expenses of its designated members that are incurred in connection with the Sales/Marketing Committee meetings.

               (d) Essentia shall present a Call Plan to the Sales/Marketing Committee for review and discussion not less frequently than annually covering a period not to exceed one year. Each Call Plan shall identify the direct selling and marketing activities to be conducted by Essentia in an Agreement Quarter specifically targeting Covered Physicians and shall be subject to the review of the Sales/Marketing Committee (the call plan so approved being referred to herein as the "Call Plan"); provided that Essentia shall have the discretion to determine the particular Covered Physicians to whom it promotes and the frequency of presentation of the

Products. Each Call Plan will reflect Essentia's proposed structure for Details by Essentia sales representatives and will provide that sales representatives will spend at least thirty percent (30%) of their time during each Detail on the Products.

               (e) Essentia shall present its sales force bonus plan to the Sales/Marketing Committee for review and discussion not less frequently than annually. Each sales force bonus plan shall describe the criteria for awarding bonuses to sales representatives based on prescriptions written for the Products and other products by physicians to whom such representatives have made Details. Each sales force bonus plan will provide that at least thirty percent (30%) of a sales representative's bonus opportunity will be directly related to sales of the Products.

               (f) Notwithstanding anything in this Section 5 or that might otherwise imply to the contrary in this Agreement, WFHC shall have strategic responsibility and sole authority and responsibility for obtaining all legal, regulatory and medical approvals related to the selling and use of promotional materials prepared or approved by the Sales/Marketing Committee.

6.   FUNDING OF PROMOTIONAL ACTIVITIES.

               (a) WFHC shall be solely responsible during the Copromotion Term for the Costs incurred by it with respect to the following activities related to the promotion of the Products in the Territory to Covered Physicians (collectively, the "WFHC Funded Activities"):

                    (i) reasonable and customary selling and promotional materials provided by WFHC to Essentia for use with Covered Physicians (except as otherwise provided in Section 6(b) below);

                    (ii) the cost of samples of the Products up to the Esclim(TM) Sample Quantity Maximum and the ORTHO-EST(R) Sample Quantity Maximum, as set forth in Section 8 hereof; and

                    (iii) cost of product training and product training materials, as set forth in Section 7(b) below.

               (b) Essentia shall be solely responsible during the Copromotion Term for the Costs incurred by it with respect to the following activities related to the promotion of the Products in the Territory to Covered Physicians (collectively, "Essentia Funded Activities"):

                    (i) expenses related to changes in selling and promotional materials requested by Essentia and approved by the Sales/Marketing Committee;

                    (ii) the cost of samples of the Products requested by Essentia in excess of the Esclim(TM) Sample Quantity Maximum and the ORTHO-EST(R) Sample Quantity Maximum, as set forth in Section 8 hereof; and

                    (iii) cost of photocopying associated with making copies of product training and product training materials for the Essentia sales force, as set forth in Section 7(b) below.

               (c) WFHC shall be under no obligation to conduct or develop symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Products or to conduct additional clinical trials with respect to the Products.

               (d) For purposes of Sections 6, 7 and 10 hereof, the term "Costs" means, in the case of the WFHC Funded Activities (other than samples of Products) or Essentia Funded Activities, the direct, out-of-pocket costs and expenses paid by WFHC or Essentia in connection with such activities during the period in question. In the case of Product samples, the term "Costs" means WFHC's direct out-of-pocket costs and expenses for manufacturing or acquiring such samples during the period in question.

               (e) Any marketing and promotional expenses related to the Products for the Non-Covered Physician market, including all promotional materials, advertisements, symposia and other promotional events therefor, shall be borne by WFHC.

7.   TRAINING OF ESSENTIA SALES FORCE.

               (a) The parties intend that WFHC will provide representatives of Essentia's sales force with the same or substantially similar training with respect to promotion of the Products to Covered Physicians as has been given traditionally to WFHC's sales force in the Territory (it being understood that such training shall be specific to the Products themselves, as opposed to general sales training). WFHC and Essentia will hold one initial training session (the "Initial Training Session"), which shall be held on a mutually convenient date within sixty (60) days after the Effective Date of this Agreement, and which will be held at a location mutually acceptable to WFHC and Essentia. WFHC shall determine and be solely responsible for the content, development, and associated cost of all training materials used in the Initial Training Session. Essentia shall designate a reasonable number of representatives to attend the Initial Training Session who, in turn, will provide product training on the Products to the balance of Essentia's sales force.

               All members of the Essentia sales force (including detail personnel, management, and sales representatives) shall attend a training program related to the Products, whether as part of the Initial Training Session or a subsequent training program conducted by Essentia representatives who attended the Initial Training Session. Essentia shall bear the full cost and expense of all of its sales force personnel (including management, detail personnel, sales representatives, and contractors) who attend training programs related to the Products, without contribution from WFHC. WFHC shall bear the costs and expenses of its training personnel provided for the Initial Training Session.

               (b) WFHC will provide sufficient copies of training materials for Essentia's representatives who attend the Initial Training Session. Essentia, however, will be responsible at its sole cost and expense for photocopying such training materials and providing them to members of its sales force at subsequent training programs conducted by Essentia. From time to time as training materials for the Products may be revised by WFHC (the timing and content of which shall be determined by WFHC in the exercise of its sole and absolute discretion or as mandated by regulatory agencies or as directed by the Sales/Marketing Committee), WFHC will make such training materials available to Essentia, and Essentia shall be responsible for photocopying such training materials and providing them to members of Essentia's sales force.

               (c) Where any promotional and sales literature and materials, advertisements, symposia and other promotional events have been developed by WFHC for the Products in the Territory for Non-Covered Physicians that will also directly benefit Covered Physicians, WFHC will make such materials available to Essentia, provided that Essentia reimburses WFHC for its out-of-pocket costs incurred in developing, printing or duplicating such materials.

               (d) WFHC reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials provided by it to Essentia hereunder, as well as any adaptations thereof or "derivative works" (as such term is defined in the U.S. Copyright Code, 17 U.S.C. Section 101 et. seq.) derived or developed by Essentia from or with such works and materials. Subject to the foregoing and to its obligations under other terms and conditions of this Agreement, Essentia is granted the nonexclusive right under this subsection to use, copy, modify, and distribute such materials only in furtherance of this Agreement and the rights granted to it hereunder, for the Copromotion Term of this Agreement. Essentia will ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by WFHC and all adaptations and derivative works thereof.

8.   PRODUCT SAMPLES; ADDITIONAL CLINICAL STUDIES.

               (a) WFHC agrees to provide to Essentia reasonable quantities of samples of Products in accordance with Section 8(b) below, as requested by Essentia. Such samples shall be used solely in making Detail calls to Covered Physicians in the Territory. Shipments of product samples shall require not less than thirty (30) days advance written notice and shall be subject to the same shipping schedules as that under which WFHC customarily distributes samples of the Products to its own sales representatives.

                    Samples of Products (and promotional and sales literature where made available to Essentia under other provisions of this Agreement) will be shipped to Essentia's central distribution facility. Essentia shall be responsible for the further distribution of same to its sales representatives. All costs of such distribution by Essentia shall be borne solely by Essentia. Once Essentia accepts shipment of samples of Products from WFHC, Essentia shall be responsible for all accountability of samples of Products and compliance with the Prescription Drug Marketing Act, as amended, and other applicable federal, state and local laws relating to samples. Essentia is further responsible for adherence by its sales representatives to such laws.

                    Product samples shall have a shelf life of not less than twelve (12) months, unless otherwise approved by the Sales/Marketing Committee.

                    WFHC shall bear the Product sample costs (as determined in Section 8(b)) of the Product samples provided to Essentia up to the Sample Quantity Maximum (as defined in Section 8(b) below) for a given Agreement Year; provided that any samples of Products requested by Essentia in excess of the Sample Quantity Maximum for a Product in a given Agreement Year shall require not less than sixty (60) days advance written notice and shall be paid for by Essentia at WFHC's Cost therefor within thirty (30) days after receipt of WFHC's invoice therefor.

               (b) WFHC will make available to Essentia for distribution by its sales representatives in the first Agreement Year up to *** boxes of Esclim(TM) samples (the "Esclim(TM) Sample Quantity Maximum"). Each box contains two Esclim(TM) transdermal estrogen patches. For Agreement Years after the first Agreement Year, the Esclim(TM) Sample Quantity Maximum shall be determined by the Sales/Marketing Committee.

               (c) WFHC will make available to Essentia for distribution by its sales representatives in the first Agreement Year up to *** bottles of ORTHO-EST(R) samples (the "ORTHO-EST(R) Sample Quantity Maximum"), with each bottle currently containing a 30-day supply. WFHC reserves the right to change the number of tablets contained in each ORTHO-EST(R) sample bottle; provided that WFHC will not change the number of the ORTHO-EST(R) tablets in sample bottles provided to Essentia unless it also changes the number of tablets per bottle for ORTHO-EST(R) sample bottles provided by WFHC to Non-Covered Physicians. For Agreement Years after the first Agreement Year, the ORTHO-EST(R) Sample Quantity Maximum shall be determined by the Sales/Marketing Committee.

               (d) Essentia will seek to allocate Product samples to the highest prescribing Covered Physicians, as identified by Essentia based on data obtained from IMS America or another prescription reporting service mutually agreed upon by the parties and the experience of its sales force. In addition, Essentia will actively seek to cause such Covered Physicians to provide Product samples to their patients.

               (e) WFHC shall have sole control over the design and conduct of any Phase I through V clinical studies relating to the Products, as well as sole and absolute discretion as to whether to initiate any such studies. As between WFHC and Essentia, WFHC shall have the exclusive right to use for any purpose the data resulting from any clinical studies relating to the Products conducted by it or Essentia, including, but not limited to, product registrations and product licenses related to the Products, throughout the world.

9.   CERTAIN REGULATORY MATTERS.

               (a) As between WFHC and Essentia, all regulatory matters regarding the Products shall remain under the exclusive control of WFHC, subject to the participation by Essentia in matters related to the marketing of the Products to Covered Physicians. WFHC will have the sole responsibility, at its cost and expense, to respond to complaints about the Products and to handle all returns and recalls of the Products.

               (b) WFHC shall furnish Essentia with efficacy and safety information reasonably requested by Essentia to assist it in promoting the Products to Covered Physicians. Such information shall be treated as confidential information of WFHC, and shall not be disclosed to Third Parties without WFHC's prior written approval.

               (c) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party of any significant event(s) that affect the marketing of the Products, including, but not limited to, adverse drug reactions and governmental inquiries,


*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

whether within or outside the Territory. WFHC shall have the responsibility for evaluating such events and reporting such events to applicable regulatory health authorities in the Territory.

               Essentia shall report all such adverse events involving the Products learned by it to:

               Director of Regulatory Affairs
               Women First HealthCare, Inc.
               1220 El Camino Real, Suite 400
               San Diego, CA 92130
               Facsimile No.:  (858) 509-3851
               Telephone No.: (858) 509-3836

A MedWatch form or a CIOMS-I form that contains the data elements required for adverse event reporting is recommended.

               Serious adverse events concerning the Products learned by WFHC shall be reported by WFHC to Essentia by way of WFHC providing to Essentia any quarterly or annual Adverse Drug Event reports submitted by WFHC to the FDA at the time WFHC reports such events to the FDA, and shall be sent to:

               President & COO
               Essentia Pharmaceuticals B.V.
               16690 Swingley Ridge Road, Suite 100
               P.O. Box 679
               Chesterfield, MO  63006-0679
               Facsimile No.: (636) 536-4342
               Telephone No. (636) 536-4500

Serious adverse events for either of the Products (as defined in Section 9(g) below) learned by Essentia shall be submitted to WFHC within three (3) working days but no more than four (4) calendar days from the receipt date by Essentia.

               Non-serious adverse events for a Product (as defined in Section 9(g) below) that are spontaneously reported to Essentia shall be submitted to WFHC no more than one (1) month from the date received by Essentia; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but my jeopardize the patient or may require intervention to prevent a serious adverse event outcome.

               (d) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw the Products in any jurisdiction. As between WFHC and Essentia, WFHC shall be responsible, at its sole cost and expense, for the costs of any recall or withdrawal of the Products.

               (e)  Upon being contacted by the Food and Drug Administration
(FDA) or any other federal, state or local agency for any regulatory purpose pertaining to this Agreement or to the Products, Essentia shall, if not prohibited by applicable law, immediately notify WFHC and will not respond to the agency until consulting with WFHC, to the maximum feasible extent; provided, however, that the foregoing shall not be construed to prevent Essentia in any way from complying, and Essentia may permit unannounced FDA or similar inspections authorized by law and respond to the extent necessary to comply, with its obligation under applicable law.

               (f) Essentia shall inform WFHC's Director of Regulatory Affairs of any Product Quality Complaint received within three (3) working days but no more than five (5) calendar days from the receipt date by Essentia. A "Product Quality Complaint" is defined as any complaint that questions the purity, identity, potency or quality of either of the Products, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA or ANDA, as applicable, for such Product. Such information shall be sent to the same address as set forth in Section 9(c) above.

               (g) A "serious" adverse event for a Product is defined as any untoward medical occurrence that at any dose for a Product: (i) results in death; (ii) is life-threatening (as defined below); (iii) requires inpatient hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability/incapacity; (v) is a congenital anomaly/birth defect; (vi) results in drug dependency or drug abuse; (vii) is cancer; (viii) is a serious medical event (as defined below); or (ix) is an overdose. A "nonserious" adverse event is defined as that which is not serious.

                    A "life-threatening" adverse event is defined as an event in which the patient or subject was at immediate risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

                    A "serious medical event" is defined as a medial event that may not be immediately life-threatening or result in death or hospitalization but, based on appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention (e.g., medical, surgical) to prevent one of the other outcomes listed as a serious definition.

               (h) WFHC and Essentia will cooperate and establish a mutually acceptable procedure designed to ensure access by WFHC to samples forming the basis of a complaint regarding either of the Products received by WFHC. WFHC will provide Essentia with samples of return labels for this purpose.

               (i) As between WFHC and Essentia, WFHC shall be responsible for handling all medical inquiries concerning each Product within the Territory, including without limitation responding to questions concerning permitted and off-label uses of each Product, request for journal articles, the administration of and response to medical inquiries concerning the Products by consumers, physicians, pharmacists and other health care professionals, including those forwarded by sales representatives and field force personnel promoting the Products. Essentia shall refer all routine medical information requests in writing to:

               Director of Regulatory Affairs
               Women First HealthCare, Inc.
               1220 El Camino Real, Suite 400
               San Diego, CA 92130
               Facsimile No.: (858) 509-3851
               Telephone No.: (858) 509-3836

               Urgent medical information requests shall be referred by telephone to:

               Medical Director
               Women First HealthCare, Inc.
               1220 El Camino Real, Suite 400
               San Diego, CA 92130
               Facsimile No.: (858) 509-3851
               Telephone No.: (858) 509-3836

10.  COMPLIANCE WITH LAW AND LABELING.

               (a) Each party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each party shall comply with all laws, ordinances, guidelines, rules and regulations (collectively, "Laws") applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Products in the Territory; provided, however, that Essentia shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it hereunder (including, without limitation, those Laws that apply to documentation and records retention pertaining to the distribution and use of samples of Products by it under this Agreement), notwithstanding that the FDA may, as a matter of law, be entitled to hold WFHC accountable or responsible (whether primarily or secondarily) for failure of Essentia to comply with such Laws. The parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. WFHC shall be responsible for all labeling changes to the Products.

               (b) Essentia shall make no representations or warranties relative to the Products that conflict or are inconsistent with the NDA or ANDA, as applicable, applicable law, and the FDA-approved label for the Products. Essentia shall be responsible for any Costs incurred by WFHC resulting from statements made by Essentia's sales representatives that relate to the safety or efficacy of the Products that are not in compliance with applicable law or have not been authorized by WFHC in advance in writing.

11.  COPROMOTION COMPENSATION.

               (a) As compensation for services rendered by Essentia with respect to the Esclim(TM) Product during the Copromotion Term and its agreements hereunder, WFHC shall pay to Essentia a fee (the "Esclim(TM) Performance Fee") with respect to each Agreement Year during the term hereof equal to fifty percent (50%) of those Net Esclim(TM) Sales Attributable to Covered Physicians that are in excess of the Baseline Annual Esclim(TM) Sales Attributable to Covered Physicians for such Agreement Year. As compensation for services rendered by Essentia with respect to the ORTHO-EST(R) Product during the Copromotion Term and its agreements hereunder, WFHC shall pay to Essentia a fee (the "ORTHO-EST(R) Performance Fee") with respect to each Agreement Year during the term hereof equal to fifty percent (50%) of those Net ORTHO-EST(R) Sales Attributable to Covered Physicians that are in excess of the Baseline Annual ORTHO-EST(R) Sales Attributable to Covered Physicians for such Agreement Year.

               (b)  For purposes of this Agreement:

               "Average Selling Price per Esclim(TM) Prescription" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year) for the Esclim(TM) Product, the total Net Sales of the Esclim(TM) Product in the Territory for the applicable period from prescriptions written by all physicians of all specialties and practices, divided by the total number of retail and mail order prescriptions (TRx) for the Esclim(TM) Product that are written or ordered in such applicable period by Covered and Non-Covered Physicians. The number of retail and mail order prescriptions (TRx) shall be determined by the National Prescriptions Audit as issued by IMS America or another prescription reporting service mutually agreed upon by the parties.

               "Baseline Annual Esclim(TM) Sales Attributable to Covered Physicians" for each Agreement Year shall mean the product of: (i) the Baseline Agreement Year Esclim(TM) Prescriptions for such Agreement Year multiplied by
(ii) the Average Selling Price per Esclim(TM) Prescription for such Agreement Year.

               "Baseline Agreement Year Esclim(TM) Prescriptions" for an Agreement Year means that number of Covered Physician Prescriptions for the Esclim(TM) Product written and dispensed during an Agreement Year equal to the actual number of Covered Physician Prescriptions for the Esclim(TM) Product written and dispensed during 2000, as determined by the X-Ponent Data as issued by IMS America or similar data provided by another prescription reporting service mutually agreed upon by the parties.

               "Baseline Quarterly Esclim(TM) Prescriptions" shall mean:

               (i) For the first Agreement Year, that number of Covered Physician Esclim(TM) Prescriptions for each calendar quarter during the first Agreement Year determined by mutual agreement of the parties based on the IMS America data for 2000 as soon as practicable after such date is available; provided that in no event shall the sum of the Baseline Quarterly Esclim(TM) Prescriptions for the first Agreement Year be less than the Baseline Agreement Year
                    Esclim(TM) Prescriptions for such Agreement Year; and

               (ii) For the second Agreement Year and the third Agreement Year, if applicable, the quotient of (1) the Baseline Agreement Year Esclim(TM) Prescriptions for such Agreement Year divided (2) by four.

               "Covered Physician Esclim(TM) Prescriptions" shall equal the number of retail and mail order prescriptions (TRx) for the Esclim(TM) Product that are written or ordered by Covered Physicians and dispensed by pharmacies as determined by the X-Ponent Data as issued by IMS America or similar data provided by another prescription reporting service mutually agreed upon by the parties.

               "License Cost per Esclim(TM) Prescription" shall mean WFHC's license royalty payable to Laboratoires Fournier S.A. pursuant to Section 3.3(i) of the Fournier Agreement calculated on a per prescription basis for the applicable period, with such calculation to be made by WFHC in good faith.

               "Net Esclim(TM) Sales Attributable to Covered Physicians" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year), a number equal to the product of
(i) the number of Covered Physician Esclim(TM) Prescriptions for the applicable period multiplied by (ii) the difference of (A) the Average Selling Price per Esclim(TM) Prescription for such applicable period minus (B) the License Cost per Esclim(TM) Prescription for such applicable period.

               (c)  For purposes of this Agreement:

               "Average Selling Price per ORTHO-EST(R) Prescription" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year) for the ORTHO-EST(R) Product, the total Net Sales of the ORTHO-EST(R) Product in the Territory for the applicable period from prescriptions written by all physicians of all specialties and practices, divided by the total number of retail and mail order prescriptions (TRx) for the ORTHO-EST(R) Product that are written or ordered in such applicable period by Covered and Non-Covered Physicians. The number of retail and mail order prescriptions (TRx) shall be determined by the National Prescriptions Audit as issued by IMS America or another prescription reporting service agreed upon by the parties.

               "Baseline Annual ORTHO-EST(R) Sales Attributable to Covered Physicians" for each Agreement Year shall mean the product of: (i) the Baseline Agreement Year Esclim(TM) Prescriptions for such Agreement Year, multiplied by
(ii) the Average Selling Price per ORTHO-EST(R) Prescription for such Agreement Year.

               "Baseline Agreement Year ORTHO-EST(R) Prescriptions" for an Agreement Year means that number of Covered Physician Prescriptions for the ORTHO-EST(R) Product written and dispensed during an Agreement Year equal to the actual number of Covered Physician Prescriptions for the ORTHO-EST(R) Product written and dispensed during 2000, as determined by the X-Ponent Data as issued by IMS America or similar data provided by another prescription reporting service mutually agreed upon by the parties.

               "Baseline Quarterly ORTHO-EST(R) Prescriptions" shall mean:

               (i) For the first Agreement Year, that number of Covered Physician ORTHO-EST(R) Prescriptions for each calendar quarter during the first Agreement Year determined by mutual agreement of the parties based on the IMS America data for 2000 as soon as practicable after such data is available; provided that in no event shall the sum of the Baseline Quarterly ORTHO-EST(R) Prescriptions for the first Agreement Year be less than the Baseline Agreement Year
                    ORTHO-EST(R) Prescriptions for such Agreement Year; and

               (ii) For the second Agreement Year and the third Agreement Year, if applicable, the quotient of (1) the Baseline Agreement Year ORTHO-EST(R) Prescriptions for such Agreement Year divided (2) by four.

               "Covered Physician ORTHO-EST(R) Prescriptions" shall equal the number of retail and mail order prescriptions (TRx) for the ORTHO-EST(R) Product that are written or ordered by Covered Physicians and dispensed as determined by X-Ponent Data as issued by IMS America or similar data provided by another prescription reporting service mutually agreed upon by the parties.

                "Net ORTHO-EST(R) Sales Attributable to Covered Physicians" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year), a number equal to the product of (i) the number of Covered Physician ORTHO-EST(R) Prescriptions for the applicable period multiplied by (ii) the Average Selling Price per ORTHO-EST(R) Prescription for such applicable period.

               (d) In order for Essentia to receive its Esclim(TM) Performance Fee on a quarterly basis, as opposed to WFHC waiting until the end of the year and making a lump sum (if applicable) of the amount that may be due Essentia under Section 11(g), WFHC shall, subject to Section 11(g) below, pay to Essentia, on a quarterly basis for each of the first three Agreement Quarters in any Agreement Year, an amount equal to the difference between:

                    (i) *** of the amount by which (A) Net Esclim(TM) Sales Attributable to Covered Physicians for such Agreement Quarter and all previous Agreement Quarters during such Agreement Year exceeds (B) the product of (1) the sum of the Baseline Esclim(TM) Quarterly Prescriptions for such applicable period times (2) the Average Selling Price per Esclim(TM) Prescription for such applicable period, less

                    (ii) all compensation previously paid to Essentia pursuant to this Section 11 with respect to Net Esclim(TM) Sales Attributable to Covered Physicians during such Agreement Year.

If (i) less (ii) is less than zero for a given Agreement Quarter, no payment shall be made by WFHC with respect to such Agreement Quarter.

               (e) In order for Essentia to receive its ORTHO-EST(R) Performance Fee on a quarterly basis, as opposed to WFHC waiting until the end of the year and making a lump sum


*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

(if applicable) of the amount that may be due Essentia under Section 11(g), WFHC shall, subject to section 11(g) below, pay to Essentia, on a quarterly basis for each of the first three Agreement Quarters in any Agreement Year, an amount equal to the difference between:

                    (i) *** of the amount by which (A) Net ORTHO-EST(R) Sales Attributable to Covered Physicians for such Agreement Quarter and all previous Agreement Quarters during such Agreement Year exceeds (B) the product of (1) the sum of the Baseline ORTHO-EST(R) Quarterly Prescriptions for such applicable period times (2) the Average Selling Price per ORTHO-EST(R) Prescription for such applicable period, less

                    (ii) all compensation previously paid to Essentia pursuant to this Section 11 with respect to Net ORTHO-EST(R) Sales Attributable to Covered Physicians during such Agreement Year.

If (i) less (ii) is less than zero for a given Agreement Quarter, no payment shall be made by WFHC with respect to such Agreement Quarter.

               (f) No separate payments shall be made for the fourth Agreement Quarter in any Agreement Year. Instead, at the end of each such Agreement Year, a final reconciliation shall be conducted by comparing the amount to which Essentia is otherwise entitled for such Agreement Year pursuant to Section 11(a) above against the sum of all amounts (if any) previously paid to Essentia pursuant to Sections 11(d) and 11(e) for prior Agreement Quarters during such Agreement Year. If the calculation determines that Essentia is due further compensation (or has been overcompensated by WFHC) as a result of any quarterly payments made by WFHC with respect to the first three quarters of any Agreement Year, the balance due to Essentia (or to be refunded by Essentia) shall be computed and paid by the applicable party to the other within ninety (90) days after the end of such Agreement Year.

               (g) Compensation due Essentia under this Section 11 shall be calculated and paid within 60 days after the end of each Agreement Quarter (ninety days after the fourth Agreement Quarter) during the Copromotion Term, in accordance with Sections 11(a)-(f) and 12 hereof. Any payments not made when due under Sections 11(a)-(f) shall bear interest at the rate of ten percent (10%) per annum (or the highest rate permitted by applicable law, whichever is the lower) on the unpaid balance from the date due until paid in full.

               (h) WFHC shall bear the costs of obtaining the IMS data or similar data provided by another prescription reporting service mutually agreed upon by the parties required to calculate the Average Selling Price per Esclim(TM) Prescription and the Average Selling Price per ORTHO-EST(R) Prescription. Essentia shall obtain the IMS America data (or similar data provided by another prescription reporting service mutually agreed upon by the parties) necessary to calculate the actual number of Covered Physician Prescriptions for the Esclim(TM) Product and the actual number of Covered Physician Prescriptions for the ORTHO-EST(R) Product written and dispensed by pharmacies during 2000, and WFHC shall reimburse Essentia for the actual cost of obtaining such data; provided that WFHC's reimbursement obligation shall not exceed ***. Essentia shall bear the costs of obtaining the IMS data or similar data provided by another prescription reporting service mutually agreed upon by the parties required to calculate the Covered Physician Esclim(TM) Prescriptions and the Covered Physician


*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

ORTHO-EST(R) Prescriptions. Essentia shall make the data it obtains available to WFHC or to an independent third party selected by the parties to make the parties' calculations with respect to Covered Physician Prescriptions.

12.  PAYMENTS AND REPORTING.

               (a) WFHC shall furnish Essentia, within 60 days after the end of each Agreement Quarter (within 90 days at the end of each Agreement Year), a report setting forth in reasonable detail the calculation of Net Esclim(TM) Sales Attributable to Covered Physicians for such Agreement Quarter (and Agreement Year) and the calculation of Net ORTHO-EST(R) Sales Attributable to Covered Physicians for such Agreement Quarter (and Agreement Year), and the calculation of Essentia's compensation under Section 11 with respect to such period (and, in addition to a report for the fourth Agreement Quarter, with respect to the entire Agreement Year).

               (b) All payments to a party under this Agreement shall be made by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to the account of such party designated by it in writing from time to time.

               (c) The parties will maintain complete and accurate books and records in sufficient detail to enable verification of the Net Esclim(TM) Sales Attributable to Covered Physicians, the Net ORTHO-EST(R) Sales Attributable to Covered Physicians and the basis for calculating the compensation paid by WFHC to Essentia hereunder. Either party may demand an audit of the other party's relevant books and records in order to verify the other's reports on the aforesaid matters. Upon reasonable prior notice to the party to be audited, the independent public accountants of the other party shall have access to the relevant books and records of the party to be audited in order to conduct a review or audit thereof and, in the case of the Esclim(TM) Product, the independent accountants of Laboratoires Fournier S.A. shall have access to the books and records of Essentia in order to conduct a review or audit thereof. Such access shall be available during normal business hours not more than once each calendar year during the Copromotion Term and only until two years after the relevant period in question. The accountants shall be entitled to report their conclusions and calculations to the party requesting the audit, except that in no event shall the accountants disclose the names of customers of either party or the prices, discounts, rebates, or other terms of sale charged by WFHC for the Products.

                    The party requesting the audit shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of either party, it is shown that such party's payments to the other under this Agreement were less than the amount which should have been paid, then the audited party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after the other party's demand therefor. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent (5%) of the payments actually made during the period in question, the party responsible for the discrepancy shall also reimburse the auditing party for its out-of-pocket costs of such inspection.

13.  COPROMOTION TERM AND TERMINATION.

               (a) The Copromotion Term shall be for two (2) years and shall begin effective April 6, 2001 and shall end on March 31, 2003, unless terminated earlier in accordance with Section 13(b), 13(c) or 13(d) below or unless extended by the parties' mutual agreement in accordance with Section 13(e) below (the "Copromotion Term").

               (b) Essentia may terminate the Copromotion Term immediately upon written notice of termination given to WFHC if WFHC has breached a material obligation or duty under this Agreement that is continuing thirty (30) days after Essentia has advised WFHC in writing of the nature of said breach.

               (c) WFHC may terminate the Copromotion Term upon the occurrence of any of the following:

                    (i) Upon sixty (60) days' prior written notice to Essentia, if:

                    (A) Covered Physician Esclim(TM) Prescriptions for an Agreement Year do not exceed the number of Covered Physician Esclim(TM) Prescriptions for such Agreement Year mutually agreed upon by the parties in good faith within thirty (30) days after they receive the data necessary to calculate the Baseline Agreement Year Esclim(TM) Prescriptions ***; or

                    (B) Aggregate Covered Physician Esclim(TM) Prescriptions for each Agreement Quarter during any two (2) consecutive Agreement Quarters do not exceed the Baseline Quarterly Esclim(TM) Prescriptions for such two Agreement Quarters; or

                    (C) Covered Physician ORTHO-EST(R) Prescriptions for an Agreement Year do not exceed the number of Covered Physician ORTHO-EST(R) Prescriptions for such Agreement Year mutually agreed upon by the parties in good faith within thirty (30) days after they receive the data necessary to calculate the Baseline Agreement Year ORTHO-EST(R) Prescriptions (***

*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                         ***); or

                    (D) Aggregate Covered Physician ORTHO-EST(R) Prescriptions for each Agreement Quarter during any two (2) consecutive Agreement Quarters do not exceed the Baseline Quarterly ORTHO-EST(R) Prescriptions for such two Agreement Quarters.

                    (ii) Upon written notice to Essentia, if WFHC has permanently ceased manufacturing or marketing either of the Products;

                    (iii) Immediately upon written notice of termination given to Essentia, (A) if WFHC's rights to obtain supplies of the ORTHO-EST(R) Product or to use the ORTHO-EST(R) Trademark under the ORTHO-EST(R) Agreement are terminated for any reason or are limited in any material respect or (B) if WFHC's rights to obtain supplies of the Esclim(TM) Product or to market, use, distribute and sell the Esclim(TM) Product or to use the Esclim(TM) Trademark under the Fournier Agreement are terminated for any reason or are limited in any material respect; or

                    (iv) Immediately upon written notice of termination given to Essentia, if Essentia has breached a material obligation or duty under this Agreement that is continuing 30 days after WFHC has advised Essentia in writing of the nature of the breach or default.

               (d) If during the Copromotion Term Essentia experiences a "change in control," Essentia will promptly notify WFHC in writing of same, and WFHC shall be entitled at any time within one hundred twenty (120) days after receipt of such notification, in the exercise of its sole and absolute discretion, upon 30 days written notice to Essentia, to terminate the Copromotion Term. For purposes of this Agreement, the term "change in control" shall mean any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise) which, directly or indirectly, (i) transfers over 50% of the assets of Essentia to any Person other than an Affiliate of Essentia or (ii) results in any Person becoming the beneficial owner, directly or indirectly, of securities of Essentia representing over fifty percent (50%) of the combined voting power of Essentia's then outstanding securities. This termination right may be exercised by WFHC each time there is a change in control, whether or not exercised with respect to an earlier change in control. Each party shall continue to fulfill its duties hereunder during such 30-day notice period.

               For purposes of this paragraph 13(d) only, "Person" shall have the meaning used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and "beneficial ownership" shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

               (e) The Copromotion Term may be extended one year upon the mutual agreement of the parties, it being understood that neither party shall be under any obligation, express or implied, to do so. In order to be binding upon either party, any such extension, and the terms governing such extension, must be evidenced by a written agreement executed by duly authorized representatives of both parties.

*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               (f) Neither the termination nor expiration of the Copromotion Term shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of the Copromotion Term by a party shall not be an exclusive remedy, but shall be in addition to any legal or equitable remedies that may be available to the terminating party.

               (g) If the Copromotion Term is terminated by either party prior to the completion of an Agreement Quarter, Essentia shall be entitled to receive a pro rata portion of the compensation which it would have been entitled to receive under Section 11 had the Copromotion Term been in effect for the entire Agreement Quarter (based on the number of days that Essentia was responsible for marketing the Product to Covered Physicians in the Territory during such Agreement Quarter).

               (h) Upon the termination or expiration of the Copromotion Term, Essentia shall promptly cease all of its promotion activities pursuant to this Agreement, discontinue any use of the Trademarks, return to WFHC all sales training, promotional, marketing material, WFHC call lists and computer files, and any remaining samples of the Products (i.e., not already distributed or destroyed with destruction certified by Essentia) that may have been supplied to Essentia by WFHC under this Agreement. WFHC shall be entitled to promote the Products to all Covered Physicians thereafter without compensation or obligation to Essentia. It is understood that the names and addresses of any Covered Physicians to whom Essentia may have made calls are not considered Confidential Information.

               (i) Notwithstanding the expiration or termination of the Copromotion Term, this Agreement shall be deemed to continue and shall not be deemed terminated in its entirety and of no further force and effect unless and until neither party has any further obligation to the other party in accordance with the terms hereof.

14.  INDEMNIFICATION AND INSURANCE.

               (a) WFHC shall defend, indemnify and hold Essentia and its employees, agents, officers, directors and affiliates (each an "Essentia Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees), expenses incurred by an Essentia Party that are claimed by any Third Party and that result from or arise in connection with (i) the breach of any covenant, representation or warranty of WFHC contained in this Agreement, (ii) the sale or distribution of the Products by WFHC or any licensee or affiliate thereof, including, without limitation, any claim of patent infringement, (iii) any product liability claim related to the Products, including, without limitation, the use by any person of any Product that was manufactured, sold or distributed by WFHC or any licensee or affiliate thereof, (iv) any contamination of or defect in a Product, and (v) breach by WFHC of its obligations under Section 10 hereof. Notwithstanding anything in this Section 14(a), WFHC shall not be obligated to indemnify an Essentia Party for any liability related to a Product for which Essentia has assumed an indemnification obligation under Section 14(b) below.

               (b) Essentia shall defend, indemnify and hold WFHC and its employees, agents, officers, directors and affiliates (each, a "WFHC Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys' fees), expenses and lawsuits brought against or incurred by a WFHC Party by a Third Party resulting from or arising in connection with (i) the breach by Essentia of any covenant, representation or warranty of Essentia contained in this Agreement, (ii) any contamination, mislabeling, or adulteration of any samples of Products while such samples are under the control of Essentia or breach by Essentia of its obligations under Section 8 hereof and/or (iii) breach by Essentia of its obligations under Section 10 hereof.

               (c) To receive the benefits of the indemnity under clauses (a) or (b) above, as applicable, an indemnified party must (i) give the indemnifying party written notice of any claim or potential claim promptly after the indemnified party receives notice of any such claim; (ii) allow the indemnifying party to assume the control of the defense and settlement (including all decisions relating litigation, defense and appeal) of any such claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified party under this Section 14); and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying party defends the claim, an indemnified party may participate in, but not control, the defense of such claim at its/his/her sole cost and expense. An indemnifying party shall have no liability under this
Section 14 as to any claim for which settlement or compromise of such claim or an offer of settlement or compromise of such claim is made by an indemnified party without the prior consent of the indemnifying party.

               (d) Essentia acknowledges and agrees that any Essentia sales force personnel (including contract sales personnel, telemarketers, detail personnel, independent contractors, employees, and agents) used by Essentia to fulfill its obligations under this Agreement are not, and are not intended to be or be treated as, employees of WFHC or any of its Affiliates, and that such individuals are not eligible to participate in any "employee benefit plans," as such term is defined in section 3(3) of ERISA, that are sponsored by WFHC or any of its Affiliates. WFHC shall not be responsible to Essentia, to any employees, agents, contractors, telemarketers, or other personnel of Essentia used by it to perform its obligations under this Agreement, or to any governmental entity for any compensation or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen' compensation contributions or benefits) that may imposed upon or be related to the performance by Essentia and any of its employees, agents, contractors, telemarketers, detail or other personnel used by Essentia to discharge its obligations under this Agreement, all of which shall be the sole responsibility of Essentia, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be a common law employee of WFHC or any of its Affiliates. All such matters of compensation, benefits and other terms of employment for any employee, agent, contractor, telemarketer, detail or other personnel used by Essentia to fulfill its obligations hereunder shall be solely a matter between Essentia and such individual(s) or entities.

                    Essentia will indemnify, defend, and hold harmless each WFHC Party from and against any damages, liability, loss and costs that may be paid or payable by any such WFHC Party resulting from or in connection with any claim or other cause of action asserted by:

                    (i) any employees, agents, contractors, telemarketers, detail personnel, or other personnel of Essentia used by it to perform its obligations under this Agreement, or

                    (ii) by any Third Party (including federal, state or local governmental authorities) with respect to:

                         (A)  any payment or obligation to make a payment to any
employees, agents, contractors, telemarketers, or other personnel used by Essentia to perform its obligations under this Agreement with respect to any compensation, benefits of any type under any employee benefit plan (as such term is defined above), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by WFHC or any of its Affiliates or by Essentia or any of its Affiliates, even if it is subsequently determined by any court, the IRS or any other governmental agency that any such employee, agent, contractor, telemarketer, detail and other personnel used by Essentia to discharge its obligations hereunder may be a common law employee of WFHC or any of its Affiliates; and

                         (B)  the payment or withholding of any contributions,
payroll taxes, or any other payroll-related item by or on behalf of Essentia or any of its employees, agents, contractors, telemarketers, and other personnel with respect to which WFHC, Essentia or any of Essentia's employees, agents, contractors, telemarketers, and other personnel may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other governmental agency that any such employee, agent, contractor, telemarketer, and other person used by Essentia to discharge its obligations hereunder may be a common law employee of WFHC or any of its Affiliates.

Nothing contained in this Section 14(d) is intended to or will effect or limit any compensation payable by WFHC to Essentia for the services rendered by Essentia pursuant to this Agreement.

               (e) Essentia shall use commercially reasonable efforts to maintain insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Without limiting the foregoing, Essentia shall carry, during the term of this Agreement and for five years thereafter, comprehensive general liability insurance, including product liability and contractual liability endorsements, in an amount of not less than $5,000,000 per occurrence and $10,000,000 in the aggregate. Such policy shall name WFHC as an additional insured party thereunder and shall be endorsed to provide for thirty (30) days notice to WFHC of cancellation or material change in the coverage before such cancellation or change takes effect. Such insurance shall be with insurance companies having a Best's Insurance rating of A:X or better. Essentia shall furnish to WFHC evidence of such insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by Essentia to WFHC hereunder. WFHC shall cause Essentia to be an additional insured party under WFHC's comprehensive general liability insurance.

15.  CONFIDENTIALITY.

               (a) Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party, without first having obtained the furnishing party's written consent to the such disclosure or use. "Confidential or proprietary information" shall include, inter alia, know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

                    (i) information that is known to the receiving party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

                    (ii) information that is independently developed by employees, agents, or independent contractors of the receiving party or its Affiliates without reference to or reliance upon the information furnished by the disclosing party, as evidenced by written records or other competent proof;

                    (iii) information disclosed to the receiving party or its Affiliates by a Third Party that has a right to make such disclosure;

                    (iv) information that is contained in any written promotional material prepared by WFHC for use in connection with the Products; or

                    (v) any other information that becomes part of the public domain through no fault or negligence of the receiving party.

               The receiving party shall also be entitled to disclose the other party's Confidential Information that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements), or by order of any governmental body or a court of competent jurisdiction; provided that the party required to disclose such information shall use all reasonable efforts to obtain confidential treatment of such information by the agency or court.

               (b) This obligation shall survive the termination or expiration of this Agreement for five (5) years.

               (c) The confidentiality obligations described above shall supersede the Confidentiality Agreement dated as of February 1, 2001 between the parties and shall govern any and all information disclosed by either party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidential Disclosure Agreement.

               (d) It is expressly understood and agreed that Essentia may disclose confidential information to members of its board of directors who are not employees of Essentia (and to consultants who have received WFHC's prior written approval), provided that Essentia shall ensure that such directors and consultants are bound by a written obligation of confidentiality to Essentia as regards confidential information hereunder that is disclosed to them that is reasonably satisfactory to WFHC.

16.  REPRESENTATIONS AND WARRANTIES.

               (a) WFHC represents and warrants to Essentia that (i) the execution, delivery and performance of this Agreement by WFHC does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which WFHC is a party; (ii) the execution, delivery and performance of this Agreement by WFHC does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; (iii) the rights granted by WFHC to Essentia hereunder do not conflict with any rights granted by WFHC to any Third Party; and (iv) WFHC owns the NDA for the Esclim(TM) Product and the ANDA for the ORTHO-EST(R) Product; provided that in the case of the Esclim(TM) Product, WFHC may be required to transfer the NDA to Laboratoires Fournier S.A. following termination of the Fournier Agreement (as defined below) under certain circumstances.

               (b) Essentia represents and warrants to WFHC that (i) the execution, delivery and performance of this Agreement by Essentia does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which Essentia is a party; and (ii) the execution, delivery and performance of this Agreement by Essentia does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority.

17.  LIMITATION OF LIABILITY.

               (a) EXCEPT WITH RESPECT TO THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTION 14 AND WITHOUT LIMITING THE PARTIES ABILITIES TO SEEK INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE OF THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT, WITH RESPECT TO ANY CLAIM BY EITHER WFHC OR ESSENTIA AGAINST THE OTHER ARISING OUT OF ANY BREACH OF THIS AGREEMENT, THE LIABILITY OF THE BREACHING PARTY TO THE NON-BREACHING PARTY FOR SUCH BREACH SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT MONEY DAMAGES ONLY, AND IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

               (b) Essentia acknowledges and agrees that WFHC shall not be liable and shall have no responsibility to Essentia (except as contemplated by Section 4(d) above) in the event (i)

WFHC receives insufficient quantities of the Products from Laboratoires Fournier S.A., in the case of the Esclim(TM) Product, or Ortho-McNeil Pharmaceutical, Inc. or a replacement manufacturer selected by WFHC under the ORTHO-EST(R) Agreement, in the case of the ORTHO-EST(R) Product, to meet demand for such Products or (ii) WFHC's rights under the ORTHO-EST(R) Agreement or the Fournier Agreement are limited in any material respect or terminated for any reason.

18. NOTICES. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

                    (a)  If to WFHC:

                         Women First HealthCare, Inc.
                         12220 El Camino Real, Suite 400
                         San Diego, CA 92130
                         Attention:  Senior Vice President,
                                     Corporate Development

                    (b)  If to Essentia:

                         Essentia Pharmaceuticals B.V.
                         16690 Swingley Ridge Road, Suite 100
                         P.O. Box 679
                         Chesterfield, MO 63006-0679
                         Attention:  President & COO

All notices shall be deemed given when received by the addressee.

19.  NON-SOLICITATION. During the Copromotion Term and for a period of twelve
(12) months thereafter, neither party shall solicit, directly or indirectly, any individual who was a member of the other party's sales force or marketing group related to either of the Products in the Territory during the Copromotion Term, without the written consent of the other party.

20.  MISCELLANEOUS PROVISIONS.

               (a) Assignment. Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that (i) each party may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other party (although, in such event, the assigning party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) WFHC may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to the Products, provided that such successor or purchaser has agreed in writing to assume all of WFHC's rights and obligations hereunder and a copy of such assumption is provided to Essentia hereunder.

               (b) Non-Waiver. Any failure on the part of a party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

               (c) Dispute Resolution. (i) If any dispute arises under this Agreement which cannot be resolved expeditiously by the Sales/Marketing Committee after due consideration, the matter shall be submitted to the President of Essentia and the President of WFHC for resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, then, subject to Section 20(c)(iii) below such dispute shall be finally resolved by binding arbitration under Section 20(c)(ii) below.

                                        (ii) Any such arbitration shall be held
in San Diego, California, according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the parties or, failing such agreement, shall be selected according to the AAA rules. The parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The reasonable fees and expenses of the arbitrator along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
If the arbitrator rules in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrator rules in favor of one Party on some issues and the other Party on other issues, the arbitrator shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrator shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrator shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section 20(c), shall be determined by binding arbitration pursuant to this Section.

                                        (iii) Notwithstanding anything to the
contrary in this Section 20(c), either Party may seek immediate injunctive or other interim relief or other equitable remedies without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of any of Sections 2(c), 3(e), 3(g), 7(d), 10, 15 or 19 hereof.

               (d) Entirety of Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either party hereto.

               (e) Public Announcements. The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, Nasdaq, or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

               (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflicts of law principles.

               (g) Relationship of the Parties. In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between WFHC and Essentia. Except as otherwise provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.

               (h) Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

               (i) Force Majeure. Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with a Product, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

               (j) No Implied Rights. Nothing in this Agreement is intended to create or imply any right or license in the other Party under any patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by a Party, except as expressly set forth herein.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple counterparts through their duly authorized representatives.

ESSENTIA PHARMACEUTICALS B.V.                  WOMEN FIRST HEALTHCARE, INC.



By: ____________________________               By: ____________________________
Name:   John C. McCall                         Name:  Susan E. Dube
Title:  President & COO                        Title: Senior Vice President,
                                                      Corporate Development

                                    EXHIBIT A

                               COVERED PHYSICIANS

                                    EXHIBIT B

                      TERMS OF USE OF ESCLIM(TM) TRADEMARK

Essentia shall sell, distribute and promote the Esclim(TM) Product under the Esclim(TM) Trademark, to the exclusion of any other trademark (except Essentia's own corporate name). Except as otherwise provided in this Agreement, under no circumstances shall Essentia, as a result of this Agreement, obtain any ownership interest or other right in the Esclim Trademark. Essentia shall promptly notify WFHC in writing of any alleged or threatened infringement of the Esclim(TM) Trademark in the Territory of which it becomes aware. As between WFHC and Essentia, WFHC shall have the right to prosecute any infringement action with respect to the Esclim(TM) Trademark.

                                    EXHIBIT C

                     TERMS OF USE OF ORTHO-EST(R) TRADEMARK

Essentia agrees that it shall not contest the validity of the ORTHO-EST(R) Trademark or Ortho-McNeil Pharmaceutical's ownership of the ORTHO-EST(R) Trademark or any registrations relating thereto. Essentia acknowledges that this Agreement does not constitute any form of assignment or transfer of ownership in the ORTHO-EST(R) Trademark. Essentia agrees that nothing in this Agreement shall give Essentia any proprietary or other interest or right in the ORTHO-EST(R) Trademark, or the right to register it or trademarks similar to the ORTHO-EST(R) Trademark in the Territory, other than pursuant to the license granted pursuant to Section 2(c) of the Agreement. Essentia agrees that all use of the ORTHO-EST(R) Trademark shall inure to the benefit of Ortho-McNeil Pharmaceutical. Essentia agrees at the reasonable request of WFHC or Ortho-McNeil Pharmaceutical to execute any and all documents necessary or appropriate to assist Ortho-McNeil Pharmaceutical in maintaining Ortho-McNeil Pharmaceutical's rights in and to the ORTHO-EST(R) Trademark, all at Ortho-McNeil Pharmaceutical's sole cost and expense.

Advertising and other promotional materials created by Essentia to promote sales of the ORTHO-EST(R) Product, if any, and any use of the ORTHO-EST(R) Trademark in such materials, will be submitted to WFHC to provide to Ortho-McNeil Pharmaceutical for its prior written approval.

All advertising copy, promotional materials, press releases, labels, packaging and other materials relating to the ORTHO-EST(R) Product and displaying the ORTHO-EST(R) Trademark shall comply with the following guidelines:

A. The ORTHO-EST(R) Trademark shall be used only in a manner reasonably intended to (i) promote the general goodwill and public acceptance of the ORTHO-EST(R) Product, and (ii) maintain enforceability of the ORTHO-EST(R) Trademark against misuse or infringement by others.

B. The ORTHO-EST(R) Trademark is to appear prominently, in a distinctive type size and/or style, on all packaging and labels. The proper trademark symbol (i.e., (R)) should follow the ORTHO-EST(R) Trademark in its most prominent location on all packaging and labels. The ORTHO-EST(R) Trademark symbol should follow the mark once in each piece of printed matter and preferably where the ORTHO-EST(R) Trademark appears most prominently on the first page of the piece.

C. The ORTHO-EST(R) Trademark shall always be used in a manner that will distinguish it from the surrounding text. The ORTHO-EST(R) Trademark may be distinguished in the following ways: In all capital letters: ORTHO-EST; in italic print with an initial capital letter: Ortho-Est Tablets; and in print that is larger and/or bolder than text: ORTHO-EST.

D. The ORTHO-EST(R) Trademark shall always be used as a proper adjective. The ORTHO-EST(R) Trademark should, whenever possible, be followed by the word(s) comprising the remainder of the Official Product Name, e.g., Tablets. This shall be done at least where the ORTHO-EST(R) Trademark appears most prominently and on the first and last pages of a printed piece.

     1. The official product names to be used with the ORTHO-EST(R) Trademark shall have initial capital letters, e.g., ORTHO-EST Tablets.

     2. If a promotional piece discusses more than one presentation of a product, the ORTHO-EST(R) Trademark should be followed by the words comprising the remainder of the official product names, e.g., ORTHO-EST Tablets and Caplets.

     3. The ORTHO-EST(R) Trademark shall not be used in conjunction with a non-descriptive noun, e.g., "ORTHO-EST studies" is an incorrect usage.

     4. The word "brand" may also be used to reduce the possibility that the ORTHO-EST(R) Trademark will be thought of as the generic name for the product. When used, it should always appear in small print, e.g., ORTHO-EST brand tablets.

E.   The ORTHO-EST(R) Trademark shall not be used in the possessive form.

          Correct: ___mg size ORTHO-EST Tablets

          Wrong:   ORTHO-EST's 400 mg size

F.   The ORTHO-EST(R) Trademark shall not be used in the plural form.

          Correct: The doctor recommended ORTHO-EST Tablets

          Wrong:   The doctor recommended ORTHO-ESTS

G. The ORTHO-EST(R) Trademark shall not be hyphenated or divided to create a new word from the ORTHO-EST(R) Trademark.

          Correct: Patients treated with ORTHO-EST Tablets

          Wrong:   ORTHO-EST-treated patients

H.   The ORTHO-EST(R) Trademark shall not be used as a verb.



I.   The ORTHO-EST(R) Trademark shall not be equated with the active ingredient.


          Correct: ORTHO-EST Tablets (estropipate)

          Wrong:   ORTHO-EST (estropipate)

J. The ORTHO-EST(R) Trademark, wherever it is used with respect to ORTHO-EST Rx products, shall utilize the same type style as currently used by ORTHO for Ortho-Est products.